Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit First-quarter Revenue Increased 14 Percent
Led By QuickBooks Online Subscriber Growth of 56 Percent

MOUNTAIN VIEW, Calif. - Nov. 20, 2017 - Intuit Inc. (Nasdaq: INTU) announced financial results for the first quarter of fiscal 2018, which ended Oct. 31.
“We are off to a strong start growing first-quarter revenue 14 percent and exceeding our overall financial targets,” said Brad Smith, Intuit’s chairman and chief executive officer.
“QuickBooks Online subscriber growth continues at a rapid pace and online ecosystem revenue is accelerating for small business and self-employed. Gearing up for the tax season, we are focusing on delivering an outstanding end-to-end customer experience for the do-it-yourself taxpayers while rolling out new solutions to our customers," said Smith
Financial Highlights
For the first quarter, Intuit:

•	Grew revenue to $886 million, up 14 percent.

•	Increased total QuickBooks Online subscribers 56 percent to 2.55 million subscribers.

•	Grew the base of QuickBooks Online Self-Employed users to approximately 425,000 of total QuickBooks Online subscribers, up from 390,000 last quarter.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Intuit Reports First Quarter Fiscal 2018 Earnings

Snapshot of First-quarter Results

GAAP				Non-GAAP
	Q1 FY18	Q1 FY17	Change	Q1 FY18	Q1 FY17	Change
Revenue	$886	$778	14%	$886	$778	14%
Operating Income (Loss)	$(57)	$(61)	NM	$43	$32	34%
Earnings (Loss) Per Share	$(0.07)	$(0.12)	NM	$0.11	$0.06	83%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Business Segment Results
Small Business & Self-Employed Group

•	Grew total segment revenue by 17 percent.

•	Increased online ecosystem revenue by 35 percent.

•	Added approximately 170,000 QuickBooks Online subscribers in the quarter, reaching 2.55 million worldwide.

•	Grew QuickBooks Online subscribers outside the U.S. by 70 percent, to approximately 550,000.
Consumer and Strategic Partner Groups

•	Grew Consumer segment revenue by 7 percent.

•	Launched TurboTax Live, a compelling solution for those seeking access to a tax expert, that leverages technology to transform the assisted tax prep experience.

•
Unveiled Turbo, the first step towards expanding beyond a tax offering to a consumer platform that is designed to improve the overall financial health of the end user. Turbo goes beyond a credit score, and unleashes the power of verified IRS-filed income, the credit score and the debt-to-income ratio to show customers who give consent where they truly stand.

•	Announced the first six strategic providers on the new Turbo platform joining the more than 40 trusted partners Intuit has today with Mint.

•	Grew Strategic Partner segment revenue by 2 percent.

Intuit Reports First Quarter Fiscal 2018 Earnings

“Our results and progress in the first quarter set a nice cadence for the year to come, as we continue to develop innovative ways to deliver on our customer benefits of no work, more money and complete confidence.” Smith said. "With ongoing momentum across small business, I can't wait for the tax season to begin."
Capital Allocation Summary
In the first quarter the company:

•	Repurchased $170 million of shares, with $1.4 billion remaining on the authorization.

•	Received board approval for a $0.39 per share dividend for the second quarter of fiscal 2018, payable on January 18, 2018, an increase of 15 percent over last year.
Forward-looking Guidance
Intuit announced guidance for the second quarter of fiscal year 2018, which ends Jan. 31. The company expects:

•	Revenue of $1.160 billion to $1.180 billion, growth of 14 to 16 percent.

•	GAAP operating income of $35 million to $45 million.

•	Non-GAAP operating income of $130 million to $140 million.

•	GAAP diluted earnings per share of $0.08 to $0.11.

•	Non-GAAP diluted earnings per share of $0.31 to $0.34.

Intuit confirmed guidance for full fiscal-year 2018. The company expects:

•	Revenue of $5.640 billion to $5.740 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.485 billion to $1.535 billion, growth of 6 to 10 percent.

•	Non-GAAP operating income of $1.885 billion to $1.935 billion, growth of 9 to 12 percent.

•	GAAP diluted earnings per share of $4.00 to $4.10, growth of 8 to 10 percent.

•	Non-GAAP diluted earnings per share of $4.90 to $5.00, growth of 11 to 13 percent.

•	QuickBooks Online subscribers of 3.275 million to 3.375 million.

Intuit Reports First Quarter Fiscal 2018 Earnings

Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Nov. 20. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 8768479.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit
Intuit Inc. is committed to powering prosperity around the world for consumers, small businesses and the self-employed through its ecosystem of innovative financial management solutions.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. QuickBooks Self-Employed provides freelancers and independent contractors with an easy and affordable way to manage their finances and save money at tax time, while Mint delivers financial tools and insights to help people make smart choices about their money.
Intuit's ProConnect brand portfolio includes ProConnect Tax Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit serves 46 million customers in North America, Europe, Australia, Brazil and India, with revenue of $5.2 billion in its fiscal year 2017. The company has approximately 8,200 employees with major offices in the United States, Canada, the United Kingdom, India, Israel, Australia and other locations. More information can be found at www.intuit.com.

Intuit Reports First Quarter Fiscal 2018 Earnings

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2018 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise; the competitive environment; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns; our ability to innovate and adapt to technological change and global trends; our ability to adequately protect our intellectual property rights; our ability to develop and maintain brand awareness and our reputation; disruptions, expenses and risks associated with our acquisitions and divestitures; we may issue additional shares in an acquisition causing our number of outstanding shares to grow; any failure to properly use and protect personal customer or employee information and data; a security breach could result in third-party access to confidential customer, employee and business information; privacy and cybersecurity concerns relating to our offerings, or online offerings in general; any failure to process transactions effectively or to adequately protect against potential fraudulent activities; any loss of confidence in using our software as a result of publicity regarding such fraudulent activity; availability of our products and services could be impacted by business interruption or failure of our information technology and communication systems; our ability to develop, manage and maintain critical third-party business relationships; our ability to attract, retain and develop highly skilled employees; any significant product accuracy or quality problems or delays; any problems with implementing upgrades to our customer facing applications and supporting information technology infrastructure; increased risks associated with international operations; increases in or changes to government regulation of our businesses; the cost of, and potential adverse results in, litigation involving intellectual property, antitrust, shareholder and other matters; the seasonal and unpredictable nature of our revenue; unanticipated changes in our income tax rates; adverse global economic conditions; amortization of acquired intangible assets and impairment charges;

Intuit Reports First Quarter Fiscal 2018 Earnings

our use of significant amounts of debt to finance acquisitions or other activities; any lost revenue opportunities or cannibalization of our traditional paid franchise due to our participation in the Free File Alliance; and changes in the amounts or frequency of share repurchases or dividends. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2017 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of November 20, 2017, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2017	October 31, 2016
Net revenue:
Product	$319	$297
Service and other	567	481
Total net revenue	886	778
Costs and expenses:
Cost of revenue:
Cost of product revenue	24	29
Cost of service and other revenue	170	151
Amortization of acquired technology	2	3
Selling and marketing	308	283
Research and development	293	246
General and administrative	145	126
Amortization of other acquired intangible assets	1	1
Total costs and expenses [A]	943	839
Operating loss	(57)	(61)
Interest expense	(5)	(9)
Interest and other income (expense), net	3	(2)
Loss before income taxes	(59)	(72)
Income tax benefit [B]	(42)	(42)
Net loss	$(17)	$(30)

Basic net loss per share	$(0.07)	$(0.12)
Shares used in basic per share calculations	256	258

Diluted net loss per share	$(0.07)	$(0.12)
Shares used in diluted per share calculations	256	258

Cash dividends declared per common share	$0.39	$0.34
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating loss for the periods shown.

	Three Months Ended
(in millions)	October 31, 2017	October 31, 2016
Cost of revenue	$3	$2
Selling and marketing	25	25
Research and development	39	36
General and administrative	30	26
Total share-based compensation expense	$97	$89

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

In the first quarter of fiscal 2017 we adopted ASU 2016-09. As a result, we recognized excess tax benefits on share-based compensation of $25 million and $19 million in our provision for income taxes for the three months ended October 31, 2017 and 2016 respectively.
Our effective tax rate for the three months ended October 31, 2017 was approximately 72%. Excluding discrete tax items primarily related to share-based compensation tax benefits resulting from the adoption of ASU 2016-09, our effective tax rate for the period was 33% and did not differ significantly from the federal statutory rate of 35%.
Our effective tax rate for the three months ended October 31, 2016 was approximately 58%. Excluding discrete tax items primarily related to share-based compensation tax benefits resulting from the adoption of ASU 2016-09, our effective tax rate for the period was 34% and did not differ significantly from the federal statutory rate of 35%.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2018
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss) from continuing operations	$(57)	$—	$—	$—	$(57)
Amortization of acquired technology	2	—	—	—	2
Amortization of other acquired intangible assets	1	—	—	—	1
Share-based compensation expense	97	—	—	—	97
Non-GAAP operating income (loss) from continuing operations	$43	$—	$—	$—	$43

GAAP net income (loss)	$(17)	$—	$—	$—	$(17)
Amortization of acquired technology	2	—	—	—	2
Amortization of other acquired intangible assets	1	—	—	—	1
Share-based compensation expense	97	—	—	—	97
Net (gain) loss on debt securities and other investments	2	—	—	—	2
Income tax effects and adjustments [A]	(56)	—	—	—	(56)
Non-GAAP net income (loss)	$29	$—	$—	$—	$29

GAAP diluted net income (loss) per share	$(0.07)	$—	$—	$—	$(0.07)
Amortization of acquired technology	0.01	—	—	—	0.01
Amortization of other acquired intangible assets	—	—	—	—	—
Share-based compensation expense	0.38	—	—	—	0.38
Net (gain) loss on debt securities and other investments	0.01	—	—	—	0.01
Income tax effects and adjustments [A]	(0.22)	—	—	—	(0.22)
Non-GAAP diluted net income (loss) per share	$0.11	$—	$—	$—	$0.11

Shares used in GAAP diluted per share calculation	256	—	—	—	256

Shares used in non-GAAP diluted per share calculation	259	—	—	—	259
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items. Consequently, our non-GAAP results have been adjusted to exclude the discrete GAAP tax benefits that we recorded related to the adoption of ASU 2016-09. See note B to Table A for more information.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2017
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss) from continuing operations	$(61)	$22	$1,444	$(10)	$1,395
Amortization of acquired technology	3	3	3	3	12
Amortization of other acquired intangible assets	1	—	1	—	2
Share-based compensation expense	89	81	71	85	326
Non-GAAP operating income (loss) from continuing operations	$32	$106	$1,519	$78	$1,735

GAAP net income (loss)	$(30)	$13	$964	$24	$971
Amortization of acquired technology	3	3	3	3	12
Amortization of other acquired intangible assets	1	—	1	—	2
Share-based compensation expense	89	81	71	85	326
Net (gain) loss on debt securities and other investments	1	6	1	1	9
Income tax effects and adjustments [A]	(49)	(36)	(25)	(60)	(170)
Non-GAAP net income (loss)	$15	$67	$1,015	$53	$1,150

GAAP diluted net income (loss) per share	$(0.12)	$0.05	$3.70	$0.09	$3.72
Amortization of acquired technology	0.01	0.01	0.01	0.01	0.05
Amortization of other acquired intangible assets	0.01	—	0.01	—	0.01
Share-based compensation expense	0.34	0.31	0.27	0.33	1.25
Net (gain) loss on debt securities and other investments	0.01	0.03	0.01	—	0.03
Income tax effects and adjustments [A]	(0.19)	(0.14)	(0.10)	(0.23)	(0.65)
Non-GAAP diluted net income (loss) per share	$0.06	$0.26	$3.90	$0.20	$4.41

Shares used in GAAP diluted per share calculation	258	260	260	261	261

Shares used in non-GAAP diluted per share calculation	261	260	260	261	261
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items. Consequently, our non-GAAP results have been adjusted to exclude the discrete GAAP tax benefits that we recorded related to the adoption of ASU 2016-09. See note B to Table A for more information.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31, 2017	July 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$529	$529
Investments	248	248
Accounts receivable, net	116	103
Income taxes receivable	61	63
Prepaid expenses and other current assets	142	100
Current assets before funds held for customers	1,096	1,043
Funds held for customers	319	372
Total current assets	1,415	1,415

Long-term investments	31	31
Property and equipment, net	1,016	1,030
Goodwill	1,294	1,295
Acquired intangible assets, net	18	22
Long-term deferred income taxes	144	132
Other assets	146	143
Total assets	$4,064	$4,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$450	$50
Accounts payable	220	157
Accrued compensation and related liabilities	146	300
Deferred revenue	799	887
Other current liabilities	183	178
Current liabilities before customer fund deposits	1,798	1,572
Customer fund deposits	319	372
Total current liabilities	2,117	1,944

Long-term debt	425	438
Long-term deferred revenue	191	202
Other long-term obligations	128	130
Total liabilities	2,861	2,714

Stockholders’ equity	1,203	1,354
Total liabilities and stockholders’ equity	$4,064	$4,068

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31, 2017	October 31, 2016
Cash flows from operating activities:
Net loss	$(17)	$(30)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	60	49
Amortization of acquired intangible assets	5	6
Share-based compensation expense	97	89
Deferred income taxes	(11)	(9)
Other	2	1
Total adjustments	153	136
Changes in operating assets and liabilities:
Accounts receivable	(14)	(14)
Income taxes receivable	2	(38)
Prepaid expenses and other assets	(25)	(50)
Accounts payable	61	(2)
Accrued compensation and related liabilities	(147)	(148)
Deferred revenue	(99)	(67)
Other liabilities	8	8
Total changes in operating assets and liabilities	(214)	(311)
Net cash used in operating activities	(78)	(205)
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(86)	(125)
Sales of corporate and customer fund investments	38	298
Maturities of corporate and customer fund investments	46	22
Net change in cash and cash equivalents held to satisfy customer fund obligations	53	(22)
Net change in customer fund deposits	(53)	22
Purchases of property and equipment	(50)	(86)
Other	(23)	(11)
Net cash provided by (used in) investing activities	(75)	98
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	400	100
Repayment of debt	(13)	—
Proceeds from issuance of stock under employee stock plans	83	43
Payments for employee taxes withheld upon vesting of restricted stock units	(39)	(45)
Cash paid for purchases of treasury stock	(168)	(175)
Dividends and dividend rights paid	(105)	(89)
Net cash provided by (used in) financing activities	158	(166)
Effect of exchange rates on cash and cash equivalents	(5)	(5)
Net decrease in cash and cash equivalents	—	(278)
Cash and cash equivalents at beginning of period	529	638
Cash and cash equivalents at end of period	$529	$360

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending January 31, 2018
Revenue	$1,160	$1,180	$—		$1,160	$1,180
Operating income	$35	$45	$95	[a]	$130	$140
Diluted earnings per share	$0.08	$0.11	$0.23	[b]	$0.31	$0.34

Twelve Months Ending July 31, 2018
Revenue	$5,640	$5,740	$—		$5,640	$5,740
Operating income	$1,485	$1,535	$400	[c]	$1,885	$1,935
Diluted earnings per share	$4.00	$4.10	$0.90	[d]	$4.90	$5.00
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $93 million and amortization of acquired technology of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $391 million; amortization of acquired technology of approximately $8 million; and amortization of other acquired intangible assets of approximately

$1 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated November 20, 2017 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 33% for fiscal 2017 and 2018. These rates are consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.